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                                                                   Exhibit 10.26


Date: January 24, 2002
To:   Dave Zechnich                                    xc:  Human Resources file
From: Ted Drysdale
Re:   Addendum to Offer Letter dated March 28, 2001


Dear Dave,

This letter represents an addendum ("Addendum") to your offer letter dated March 28, 2001 (the "Offer Letter"), attached hereto for reference as Attachment A. This Addendum has been approved by the Board of Directors (the "Board") of Ventro Corporation, formerly and prospectively Nexprise, Inc., (the "Company"). Per our recent discussions regarding upcoming organization changes, your employment with the Company, will terminate effective Thursday, February 28, 2002 ("Termination Date"). Provided that: (a) you do not resign prior to the Termination Date; (b) the Company does not terminate your employment for Cause (as defined in the Offer Letter) prior to the Termination Date; (c) you resign, effective on the Termination Date, your position as an officer of the Company and on or before the Termination Date resign your position as a member of the Board of Directors of MarketMile, Inc. and Ventro International Limited (prospectively known as NexPrise International Limited); and (d) within 21 days of your last day of employment with the Company you sign and do not revoke a general release of all claims in a form prescribed by the Company (as set forth in Attachment B), then the Company shall:

1. Pay you the cash and stock option acceleration severance benefits outlined in paragraph 6 of the Offer Letter;

2. Transfer to you the ownership of one Dell Lattitude laptop computer and its attachments, Service number C809L01; DS/N TW-094TKJ-12800-14R-3287, subject to the deletion of all of the Company's confidential and proprietary information from the laptop and subject to you reimbursing the Company for any and all payroll taxes related to the transfer based on a mutually agreed to fair market value;

3. Reimburse you for the COBRA premiums paid by you to continue the healthcare benefits for you and your eligible dependents through and until August 31, 2002, provided you are eligible for and elect to continue your health insurance coverage under COBRA (after August 31, 2002, you may elect to continue your COBRA benefits at your own expense);

4. Reimburse you for reasonable DSL and cell phone costs that you incur through and until August 28, 2002, provided you timely submit appropriate receipt documentation acceptable to the Company's Finance Department;

5. Continue to indemnify you to the fullest extent required by California Labor Code section 2802, the articles and bylaws of the corporation, and the Indemnification Agreement entered into between you and the Company dated March 29, 2001;


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6. In recognition that you have not earned your Q1 2002 bonus, the Company will pay you a cash bonus of up to $45,125, which shall be contingent upon you completely achieving all of the following objectives prior to your Termination Date, as approved by the Company's CEO:

      (a) The Company's lease in Salt Lake City, Utah is terminated such that the Company has no on-going monthly obligation thereunder, and,

      (b) The Company's Form 10K and proxy are filed with the SEC in a timely manner;

7. Based on the following terms, the Company will take necessary and reasonable steps to make you eligible to receive an amount ("Incentive Amount") equal to the value of 350,000 shares of the Company's common stock less the number of shares resulting from your exercise of vested stock options granted to you under the Company's Stock Option Plan ("Stock"), which value will be determined by the Company's Board of Directors in its sole discretion as of the closing date of a Corporate Transaction (as defined below) and its determination shall be final and binding. The Stock shall be adjusted to reflect any stock split, stock dividend, combination or consolidation of the Company's outstanding securities into a lesser or greater number of securities, spin-off, adjustment in conversion ratio, recapitalization, reclassification or similar transaction affecting the Company's outstanding securities that occurs following the date of this Addendum (collectively, "Stock Split"), and the Company's Board of Directors in its sole discretion shall determine how the Stock shall be adjusted to account for such Stock Split and its determination shall be final and binding. The Incentive Amount shall be payable to you in either cash, stock, or a combination of cash and stock in proportion identical to those received by the NexPrise shareholders. You will only be eligible to receive the Incentive Amount if the Corporate Transaction (as defined below) closes during the 4-year period following your Termination Date.

      Corporate Transaction. "Corporate Transaction" shall mean (a) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or (b) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.

      Payment Date. You shall be paid the Incentive Amount concurrent with when the Company and its stockholders receive the Merger Consideration (as defined below), provided that the closing date of the Corporate Transaction occurs on or prior to February 28, 2006. In no event shall you receive the Incentive Amount with respect to the Corporate Transaction if the closing date of the Corporate Transaction occurs after February 28, 2006.

      Merger Consideration. "Merger Consideration" shall mean the consideration received by the Company and/or stockholders of the Company for their equity interest in the Company in connection with the Corporate Transaction.


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On or prior to the Termination Date, you will receive your earned Q4 2001 bonus, salary and unused Paid Time Off earned through the Termination Date.

All forms of compensation and payments referred to in this Addendum are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

To the extent that any of the payments and benefits provided for in this Addendum or otherwise payable to you in connection with the Corporate Transaction (collectively, the "Payments") would result in a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of such Payments shall be either: the full amount of the Payments, or a reduced amount which would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the "Excise Tax"), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of benefit. Unless the Company and you otherwise agree in writing, any determination required under this Subsection shall be made in writing by independent public accountants appointed by the Company and reasonably acceptable to you (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. The Company shall bear all costs the Accountants may reasonably incur in connection with such determination, and the Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection.

No amounts awarded or accrued under this Addendum, including without limitation the Incentive Amount, shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay any amounts under this Addendum shall at all times be an unfunded and unsecured obligation of the Company. You shall have the status of a general creditor and shall look solely to the general assets of the Company for the payment of any amounts under this Addendum, including without limitation the Incentive Amount.

You shall not have the right to alienate, pledge or encumber your interest in this Addendum, including without limitation any interest in the Incentive Amount, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of your creditors or to attachment, execution or other process of law.

This Addendum and all of your rights and obligations hereunder are specific to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Addendum to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity. Notwithstanding anything to the contrary in this Addendum, the financial benefits herein inure to your heirs in the event of your death.

Nothing in this Addendum is meant to change the at-will nature of your employment and should any term of this Addendum directly conflict with any term of the Offer Letter, the terms of this Addendum shall prevail. Except as otherwise noted, this Addendum supersedes and replaces any prior representations or agreements whether written, verbal or implied, between you and the Company regarding the subject matter described herein.


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Any claim or dispute arising out of or relating to this Addendum or the terms of your employment shall be subject to arbitration on the following terms:

            Scope of Arbitration Requirement. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Addendum.

            Procedure. The arbitrator's decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator's decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbiration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that the arbitrator shall allow the discovery authorized by the California Arbitration Act or that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Santa Clara County, California.

            Costs. The parties shall share the costs of arbitraion equally, except that the Company shall bear the cost of the arbitrator's fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both you and the Company shall each be responsible for your own attorneys' fees, and the arbitrator may not award attorneys' fees unless a statute or contract at issue specifically authorizes such an award.

            Applicability. This arbitration provision does not apply to the following: (a) workers' compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Company's Employee Confidentiality Agreement between you and the Company).

This Addendum shall be interpreted in accordance with the laws of the State of California (except its provisions governing choice of law).

This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The above terms and conditions are agreed to by:

/s/ Ted Drysdale                                1/24/02
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Ted Drysdale, President & CEO                   Date

/s/ David Zechnich                                    1/24/02
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David Zechnich, CFO                                   Date


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